Exhibit 4.65

Dated 28 March 2013

NEWLEAD VICTORIA LTD.
as Borrower

and

NEWLEAD HOLDINGS LTD.
as Guarantor

and

PORTIGON AG, LONDON BRANCH
as Lender

SUPPLEMENTAL AGREEMENT

relating to a loan agreement dated 16 October 2007
(as novated, amended and restated by deeds of novation, amendment and restatement dated 31 March 2010 and 4 June 2010, respectively)

Watson, Farley & Williams

Index

Clause **Page**

THIS SUPPLEMENTAL AGREEMENT is made on [●] 2013

PARTIES

(1) **NEWLEAD VICTORIA LTD.**, a corporation incorporated and existing in Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia (including its successors and assigns, the "**Borrower**");

(2) **NEWLEAD HOLDINGS LTD.**, a company incorporated in Bermuda whose registered office is at Canon's Court, 22 Victoria Street, Hamilton, Bermuda (including its successors and assigns, the "**Guarantor**"); and

(3) **PORTIGON AG, LONDON BRANCH**, (formerly known as WestLB AG, London Branch), a company incorporated in Germany, having its registered office at Herzogstrasse 15 in 40217 Dusseldorf, Germany and acting through its branch at Woolgate Exchange, 25 Basinghall Street, London EC2V 5HA, England (including its successors and assigns, the "**Lender**")

BACKGROUND

(A) By a loan agreement dated 16 October 2007 (as novated, amended and restated by deeds of novation, amendment and restatement dated 31 March 2010 and 4 June 2010, the "**Loan Agreement**") made between (i) the Borrower as borrower, (ii) the Lender as lender, and it was agreed that the Lender would make available to the Borrower a loan facility of (originally) up to US$27,500,000 (United States Dollars twenty seven million five hundred thousand).

(B) The Lender has advanced to the Borrower the full amount of the Loan in the principal amount of US$27,500,000 (United States Dollars twenty seven million five hundred thousand) and as the date hereof, the principal amount of US$25,250,000 (United States Dollars twenty five million two hundred and fifty thousand) (the "**Loan**") remains outstanding.

(C) By a guarantee (the "**Guarantee**") dated 4 June 2010 executed by the Guarantor in favour of the Lender the Guarantor guaranteed the obligations of the Borrower under the Loan Agreement and the other Finance Documents (as defined in the Loan Agreement).

(D) The Borrower and the Guarantor have requested that the Lender agrees to (inter alia):

(i) defer the amortised repayment of the Loan so that it recommences on 30 June 2013;

(ii) waive the application of the minimum security cover provisions set out in clause 14.1 of the Loan Agreement (the "**First Waiver**") during the period from the date of this Agreement until the earlier of (i) the date on which the Lender is satisfied that the Security Cover Ratio (as defined in the Loan Agreement) is not less than 100 per cent. and (ii) 31 December 2013 (inclusive) (the "**First Waiver Period**");

(iii) waive the application of the Guarantor's financial covenants (the "**Second Waiver**") set out in clause 11.15 of the Guarantee (the "**Second Waiver**" and, together with the First Waiver, the "**Waivers**" and each a "**Waiver**") during the period commencing on the date of this Agreement and ending on 30 June 2013 (inclusive) (the "**Second Waiver Period**"); and

(iv) the amendment and/or variation of certain other provisions of the Loan Agreement.

(E) This Agreement sets out the terms and conditions on which the Lender agrees to:

(i) the Waivers;

(ii) the consequential amendments to the Loan Agreement, the Guarantee and the other Finance Documents in connection with those matters; and

(iii) certain other amendments and/or variations to the Loan Agreement, the Guarantee and the other Finance Documents.

NOW THEREFORE IT IS HEREBY AGREED

1 DEFINITIONS

1.1 Defined expressions.

Words and expressions defined in the Loan Agreement (as hereby amended) and the recitals hereto and not otherwise defined herein shall have the same meanings when used in this Supplemental Agreement.

1.2 Definitions.

In this Supplemental Agreement the words and expressions specified below shall have the meanings attributed to them below:

"Effective Date" means the date on which the conditions precedent in Clause 4 are satisfied;

"First Waiver" has the meaning given in Recital (C)(ii);

"First Waiver Period" has the meaning given in Recital (C)(ii);

"Mortgage Addendum" means the first addendum to the Mortgage, executed or to be executed by the Borrower in favour of the Lender in such form as the Lender may approve or require;

"Second Waiver" has the meaning given in Recital (C)(iii);

"Second Waiver Period" has the meaning given in Recital (C)(iii); and

"Waiver" has the meaning given in Recital (C)(iii).

1.3 Construction of terms.

Where the context so admits words importing the singular number only shall include the plural and vice versa and words importing persons shall include firms and corporations. Clause headings are inserted for convenience of reference only and shall be ignored in construing this Supplemental Agreement. References to Clauses are to clauses of this Supplemental Agreement save as may be otherwise expressly provided in this Supplemental Agreement.

2 REPRESENTATIONS AND WARRANTIES

2.1 Repetition of representations and warranties.

The Borrower and the Guarantor hereby represent and warrant to the Lender, as at the date of this Supplemental Agreement, that the representations and warranties set forth in clause 9 of the Loan Agreement and, in the case of the Guarantor, clause 10 the Guarantee (each updated mutatis mutandis to the date of this Supplemental Agreement) are true and correct as if all references therein to "this Agreement" or, in the case of the Guarantee, this "Guarantee" were references to the Loan Agreement and the Guarantee, respectively, each as amended by this Supplemental Agreement.

2.2 Further representations and warranties.

The Borrower and the Guarantor hereby further represent and warrant to the Lender that as at the date of this Supplemental Agreement:

(a) each is duly incorporated and validly existing and in good standing under the laws of, in the case of the Borrower, Liberia and, in the case of the Guarantor, Bermuda and has full power to enter into and perform its obligations under this Supplemental Agreement and has complied with all statutory and other requirements relative to its business, and does not have an established place of business in any part of the United Kingdom or the United States of America;

(b) all necessary governmental or other official consents, authorisations, approvals, licences, consents or waivers for the execution, delivery, performance, validity and/or enforceability of this Supplemental Agreement and all other documents to be executed in connection with the amendments to the Loan Agreement (in the case of the Borrower including, but not limited to, the Mortgage Addendum and the other Finance Documents as contemplated hereby have been obtained and will be maintained in full force and effect, from the date of this Supplemental Agreement and so long as any moneys are owing under any of the Finance Documents and while all or any part of the Commitment remains outstanding;

(c) each has taken all necessary corporate and other action to authorise the execution, delivery and performance of its obligations under this Supplemental Agreement and such other documents to which it is a party (in the case of the Borrower including, but not limited to, the Mortgage Addendum) and such documents do or will upon execution thereof constitute its valid and binding obligations enforceable in accordance with their respective terms;

(d) the execution, delivery and performance of this Supplemental Agreement and all such other documents as contemplated hereby (in the case of the Borrower including, but not limited to, the Mortgage Addendum) does not and will not, from the date of this Supplemental Agreement and so long as any moneys are owing under any of the Finance Documents and while all or any part of the Loan remains outstanding, constitute a breach of any contractual restriction or any existing applicable law, regulation, consent or authorisation binding on the Borrower and/or the Guarantor or on any of their property or assets and will not result in the creation or imposition of any security interest, lien, charge or encumbrance (other than under the Finance Documents) on any of such property or assets; and

(e) each has fully disclosed in writing to the Lender all facts which it knows or which it should reasonably know and which are material for disclosure to the Lender in the context of this Supplemental Agreement and all information furnished by the Borrower and/or the Guarantor or on its behalf relating to its business and affairs in connection with this Supplemental Agreement was and remains true, correct and complete in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading.

3 AGREEMENT OF THE LENDER

3.1 Agreement.

The Lender, relying upon each of the representations and warranties set out in Clauses 2.1 and 2.2 of this Supplemental Agreement, hereby agrees with the Borrower and the Guarantor, subject to and upon the terms and conditions of this Supplemental Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in Clause 4, to:

(a) the Waivers;

(b) the consequential amendments to the Loan Agreement, the Guarantee and the other Finance Documents in relation to the Waivers; and

(c) the amendments/variations of the Loan Agreement and the other Finance Documents set out in Clause 5.

3.2 Continuing effect.

The Borrower and the Guarantor agree and confirm that the Loan Agreement, the Guarantee and the Finance Documents to which each is a party shall remain in full force and effect and each of the Borrower and the Guarantor shall remain liable under the Loan Agreement, the Guarantee and/or the Finance Documents to which each is a party for all obligations and liabilities assumed by it thereunder.

3.3 Effective Date. The agreement of the Lender contained in Clause 3.1 shall have effect on and from the Effective Date.

4 CONDITIONS

4.1 Conditions precedent.

The agreements of the Lender contained in Clause 3.1 of this Supplemental Agreement shall be expressly subject to the condition that the Lender shall have received in form and substance satisfactory to it and its legal advisers on or before the Effective Date the following:

(a) evidence that the persons executing this Supplemental Agreement on behalf of the Borrower and the Guarantor are duly authorised to execute the same;

(b) true and complete copy of the resolution passed at separate meeting of the directors and shareholders of the Borrower and the directors of the Guarantor authorising and approving the execution of this Supplemental Agreement and, in the case of the Borrower, the Mortgage Addendum and any other document or action to which it is or is to be a party and authorising its directors or other representatives to execute the same on its behalf;

(c) the original of any power of attorney issued by the Borrower and the Guarantor pursuant to such resolutions aforesaid;

(d) the Mortgage Addendum has been, duly executed by the Borrower together with evidence that the Mortgage Addendum has been duly registered in accordance with the laws of Liberia;

(e) certified copies of all documents (with a certified translation if an original is not in English) evidencing any other necessary action, approvals or consents with respect to this Supplemental Agreement and the Mortgage Addendum (including without limitation) all necessary governmental and other official approvals and consents in such pertinent jurisdictions as the Lender deems appropriate;

(f) such legal opinions as the Lender may require in respect of the matters contained in this Supplemental Agreement and the Mortgage Addendum; and

(g) evidence that the agent referred to in clause 29.4 of the Loan Agreement has accepted its appointment as agent for service of process under this Supplemental Agreement.

5 VARIATIONS TO LOAN AGREEMENT, GUARANTEE AND FINANCE DOCUMENTS

5.1 Specific amendments to Loan Agreement and Guarantee.

In consideration of the agreement of the Lender contained in Clause 3.1 of this Supplemental Agreement, the Borrower and the Guarantor hereby agree with the Lender that upon satisfaction of the conditions referred to in Clause 4.1, the provisions of the Loan Agreement or, as the case may be, the Guarantee shall be varied and/or amended and/or supplemented with effect on and from the Effective Date as follows:

(a) by inserting in clause 1.1 of the Loan Agreement the definitions of "Mortgage Addendum", and "First Waiver Period" set out in Clause 1.2;

(b) the definition of, and references throughout each of the Finance Documents to, the Mortgage shall be construed as if the same referred to the Mortgage as amended and supplemented by the Mortgage Addendum;

(c) by substituting the definition of "Mortgage" in clause 1.1 of the Loan Agreement with the following:

""**Mortgage**" means the first preferred Liberian ship mortgage on the Ship dated 4 June 2010 executed by the Borrower in favour of the Lender as amended and supplemented by the Mortgage Addendum;";

(d) by inserting the words "(including, for the avoidance of doubt and without limitation, any Interest Period during the First Waiver Period)" after the words "Interest Period" in the second line of clause 4.1 of the Loan Agreement;

(e) by substituting clause 7.1 of the Loan Agreement in its entirety with the following new clause:

"**7.1** **Repayment.** Save as previously repaid or prepaid, the Borrower shall repay the Loan:

(a) by 23 consecutive 3-monthly repayment instalments:

(i) in the case of the first three instalments, each in the amount of $300,000;

(ii) in the case of the fourth to eighth instalments (inclusive), each in the amount of $375,000; and

(iii) in the case of the ninth to twenty-third instalments (inclusive), each in the amount of $475,000; and

(b) subject to Clause 7.11, a balloon instalment of $15,350,000 (the "**Balloon Instalment**").";

(f) by substituting clause 7.2 of the Loan Agreement in its entirety with the following new clause:

"**7.2** **Repayment Dates.** Save as previously repaid or prepaid, the first repayment instalment in respect of the Loan shall be repaid on 30 June 2013, each subsequent repayment instalment shall be repaid at 3-monthly intervals thereafter and the last repayment instalment, together with the Balloon Instalment, shall be repaid on 31 January 2019.";

(g) by substituting clause 7.11 of the Loan Agreement in its entirety with the following new clause:

"**7.11** **Prepayment out of Excess Earnings.** If on 31 March, 30 June, 30 September and 31 December in each calendar year during the period of 30 June 2013 (the "**First Date**") to the earlier of (i) the date on which the Balloon Instalment has been prepaid in full

in accordance with this Clause 7.11 and (ii) the end of the Security Period (each an "**Excess Cash Calculation Date**"), with the first such 3-month period commencing on the First Date, the Lender determines (on the basis of the relevant cash flow statement provided under Clause 10.6(c)) that the aggregate of the daily Earnings of the Ship for such 3-month period exceeds the aggregate of:

(a) the expenditure necessarily incurred during such 3-month period by the Borrower in operating, insuring, maintaining, repairing and generally trading the Ship (but excluding any exceptional and extraordinary expenses);

(b) sums paid by the Borrower in respect of principal on, and interest in respect of, the Loan pursuant to this Agreement during such 3-month period; and

(c) general and administrative expenditure properly and reasonably incurred by the Borrower during such 3-month periods not exceeding, in aggregate, $450,000 in each 12-month period commencing on 1 November in each year,

then the Borrower shall within 75 days of the relevant Excess Cash Calculation Date, pay to the Lender an amount equal to the Relevant Percentage of such excess which amount shall be applied by the Lender against the Balloon Instalment (and the Borrower hereby irrevocably authorises the Lender to make such application),

In this Clause 7.11, "**Relevant Percentage**" means if, on the relevant Excess Cash Calculation Date:

(A) the Borrower is in compliance with Clause 14.1, 50 per cent.; and

(B) the Borrower is not in compliance with Clause 14.1 or the application of the security cover provision set out in that Clause has been waived by the Lender, 100 per cent.";

(h) by substituting clause 10.6 (a) of the Loan Agreement with the following new clause:

"(a) as soon as possible, but in no event later than 180 days after the end of each financial year of the Corporate Guarantor and the Borrower:

(i) in the case of the Borrower the annual audited accounts or, if not available, the annual management accounts duly certified as to their correctness by the Corporate Guarantor's chief financial officer; and

(ii) in the case of the Corporate Guarantor, the audited consolidated accounts of the Group;";

(i) by substituting clause 10.6(c) of the Loan Agreement with the following new clause:

"(c) as soon as possible, but in no event later than 60 days after the end of each 3-month period in each financial year of the Borrower (ending on 31 March, 30 June, 30 September and 31 December), a cash flow statement, in the form set out in Schedule 3 hereto, in respect of that 3-month period evidencing the Borrower's Earnings and expenditure during that period certified as to its correctness by the chief financial officer of the Corporate Guarantor; and"

(j) by adding the words "(other than during the First Waiver Period)" after the words "Security Period" in the second line of clause 11.4 of the Loan Agreement;

(k) by substituting the hanging paragraph in clause 14.1 of the Loan Agreement in its entirety with the following new hanging paragraph:

"In this Clause 14.1 "**Relevant Percentage**" means:

(i) during the First Waiver Period, 0 per cent.; and

(ii) at all times thereafter, 125 per cent.";

(l) by adding the words "Each payment order of withdrawal or transfer of any part of the balance standing to the credit of the Earnings Account at any relevant time made by the Borrower in accordance with, and to the extent permitted under, the Finance Documents shall be accompanied by copies of the relevant invoices (and any other document which the Lender may reasonably require) evidencing the purpose of such payment to the satisfaction of the Lender." at the end of clause 17.1 of the Loan Agreement;

(m) by substituting clause 19.1 of the Loan Agreement with the following new clause:

"**19.1 Restructuring fee.** The Borrower shall pay to the Lender a non-refundable restructuring fee of $250,000 on the earlier of (i) the date on which the Lender notifies the Borrower that the Lender determines (on the basis of the accounts provided to it pursuant to Clause 10.6) the Borrower having sufficient cash reserves to make such payment and (ii) 30 September 2013.";

(n) by adding the following as a new Schedule 3 to the Loan Agreement:

" **SCHEDULE 3**

[To be issued on the Corporate Guarantor's headed paper]

To: Portigon AG
Woolgate Exchange
25 Basinghall Street
London EC2V 5HA
England

[Date]

m.v. NewLead Victoria – Cash Sweep calculation for the [●] quarter of [●]

Opening balance for period:	[ ]
plus	
Total Income (received)	[ ]
less	
Voyage expenses	[ ]
Operating expenses	[ ]
DD, SS provision	[ ]
G&A expenses	[ ]
Loan repayments (paid)	[ ]
Loan interest (paid)	[ ]
[Other]	[ ]

Cash surplus / (deficit)		[ ]	
Excess Cash to be applied as Loan prepayment	[●]%	[ ]	
Cash surplus / (deficit) – b/f to next cash sweep calculation period		[ ]	

[ ]
Chief Financial Officer
NewLead Holdings Ltd.";

(o) by inserting in clause 1.2 of the Guarantee the definition of "Second Waiver Period" set out in Clause 1.2;

(p) by adding the words "(other than during the Second Waiver Period)" after the words "ensure that" in the first line of clause 11.15 of the Guarantee;

(q) by construing all references therein to "this Agreement" where the context admits as being references to "this Agreement as the same is amended and supplemented by this Supplemental Agreement and as the same may from time to time be further supplemented and/or amended"; and

(r) by construing references to each of the Finance Documents as being references to each such document as it is from time to time supplemented and/or amended.

5.2 Amendments to Finance Documents

With effect on and from the Effective Date each of the Finance Documents other than the Loan Agreement and the Guarantee shall be, and shall be deemed by this Agreement to have been, amended as follows:

(a) the definition of, and references throughout each of the Finance Documents to, the Loan Agreement, the Guarantee and any of the other Finance Documents shall be construed as if the same referred to the Loan Agreement, the Guarantee and those Finance Documents as amended and supplemented by this Supplemental Agreement; and

(b) by construing references throughout each of the Finance Documents to "this Agreement", "this Deed", "hereunder and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this Supplemental Agreement.

5.3 Finance Documents to remain in full force and effect

The Finance Documents shall remain in full force and effect as amended and supplemented by:

(a) the amendments to the Finance Documents contained or referred to in Clauses 5.1 and 5.2; and

(b) such further or consequential modifications as may be necessary to make the same consistent with, and to give full effect to, the terms of this Supplemental Agreement.

6 PAYMENT OF OVERDUE INTEREST

6.1 Confirmation and no waiver

The Borrower hereby acknowledges and confirms that the amount of overdue interest which has accrued on the Loan, pursuant to clause 4 of the Loan Agreement, during the period 30 December 2011 to 30 March 2012 is $240,777.39. In addition default interest has accrued, and continues to accrue, on the Loan (pursuant to clause 6 of the Loan Agreement). All accrued and unpaid interest and default interest shall be paid in full by not later than 30 June 2013. The Borrower's confirmation in this Clause 6 is without prejudice to, and shall not be construed as waiver or diminution of, our rights to the payment of such interest under the Loan Agreement, the other Finance Documents or at law, which are hereby fully reserved.

7 EXPENSES

7.1 Fees and expenses

The provisions of clause 19 (fees and expenses) of the Loan Agreement shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary amendments.

8 COMMUNICATIONS

8.1 General

The provisions of clause 27 (notices) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

9 SUPPLEMENTAL

9.1 Counterparts

This Agreement may be executed in any number of counterparts.

9.2 Third Party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

10 LAW AND JURISDICTION

10.1 Governing law

This Agreement shall be governed by and construed in accordance with English law.

10.2 Incorporation of the Loan Agreement provisions

The provisions of clause 29 (law and jurisdiction) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary medications.

IN WITNESS WHEREOF the parties hereto have caused this Supplemental Agreement to be duly executed the day and year first above written.

EXECUTION PAGE

BORROWER

SIGNED by MICHAIL S. LIVANOS)
for and on behalf of)
NEWLEAD VICTORIA LTD.)
in the presence of:)

GUARANTOR

SIGNED by MICHAIL S. LIVANOS)
for and on behalf of)
NEWLEAD HOLDINGS LTD.)
in the presence of:)

LENDER

SIGNED by IRENE GRAFF)
for and on behalf of)
PORTIGON AG, LONDON BRANCH)
in the presence of:)